Quantum Technologies Reports First Quarter 2015 Financial Results

•	Revenues from product sales increased 46% in the first quarter of 2015 compared to the same period in the prior year

•	Product backlog increased to $26.1 million at March 31, 2015
LAKE FOREST, Calif., May 5, 2015 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (Nasdaq: QTWW), a leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its financial results for the first quarter of 2015. Conference call information is provided below.
First Quarter Highlights:

•	Overall revenues of $9.2 million reported for the quarter

•	Product sales of $7.0 million for the quarter, representing an increase of 46% compared to same period of the prior year

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Exclusive of indirect production overhead costs, product sales during the first quarter of 2015 contributed a positive direct margin of $1.7 million or 24%, which included a substantive direct margin improvement specific to fuel storage module products compared to previous quarter

•	Product backlog increased to $26.1 million at March 31, 2015 from $17.8 million at December 31, 2014

•	Development of a next-generation larger back-of-cab (BOC) fuel storage system on-track for targeted launch in second half of 2015

•	Added new fuel system customers, including a large order to provide CNG fuel storage systems for UPS’ heavy duty natural gas vehicles

•	Activity levels increased during the quarter related to hydrogen tank development program with automotive OEM alliance and PHEV software development program with Fisker Automotive

First Quarter 2015 Operating Results
Overview of Continuing Operations
All revenues from continuing operations are generated by the Fuel Storage & Systems segment.
Total revenues amounted to $9.2 million for the first quarter of 2015, of which $7.0 million related to product sales, $1.6 million related to contract engineering services and $0.6 million related to software license fees. This represents an increase of $1.2 million, or 16%, in total revenues compared to the first quarter of 2014, in which total revenues amounted to $8.0 million, of which $4.8 million related to product sales and $3.2 million related to contract engineering services. Current period product revenue primarily resulted from sales of CNG fuel storage systems, including shipments of the Company’s Q-CabLITE™ and Q-RailLITE™ product lines, and individual CNG fuel storage tanks.
In May 2014, the Company shifted its strategic direction from selling stand-alone CNG tank products to a focus on selling complete CNG fuel storage modules and systems. Under this new strategy, the Company has experienced and is continuing to target revenue streams from sales of its back-of-cab (“BOC”) and frame-rail mounted CNG fuel storage modules in addition to revenues from the sale of individual CNG storage tanks. The Company has made significant progress to date in introducing and commercializing CNG storage systems, growing its customer base and gaining market share since its shift in strategic direction. The growth in product revenues also reflects the impact of a significant shift in product mix, from substantially all individual CNG tank products in the first quarter in 2014 to a product mix comprised of approximately 75% from complete CNG storage systems in the first quarter in 2015.
During the first quarter of 2015, the Company added additional new fuel storage system customers including UPS. As previously announced on April 2, 2015, the Company received an order to provide 319 fuel storage systems for UPS’ heavy duty CNG vehicle program. As a result of orders associated with these new customers and follow on orders from other existing customers, the Company’s backlog of product orders increased from $17.8 million at December 31, 2014 to $26.1 million as of March 31, 2015.
“We are pleased by the inroads we continue to make with our innovative and emerging storage system offerings. The 46 percent increase in product sales driven by the delivery of these storage systems in the current quarter demonstrates a true growth strategy and a framework that enables us to develop scale in our business,” said Brian Olson, President and CEO of Quantum. “We have made significant improvements to the direct material cost of these systems over the previous quarter as we begin to scale and further develop our supply base, and have developed a clear pathway to reduce certain indirect costs and secure higher pricing on next generation systems we are introducing this week at the Alternative Clean Transportation Expo," continued Mr. Olson.
Fuel Storage Modules and Systems
The Company has made significant progress to date in commercializing its CNG fuel storage systems. These efforts have led to a 46% increase in year-over-year product revenues in the first quarter of 2015. However, as a result of the Company’s continuing efforts to support its expanding systems business platform and support new and developing customer relationships for its new system products, the overall product gross margin as a percentage of product sales was negatively impacted in the 2015 period compared to the same period in 2014. Specifically, the gross margin recognized on product revenues declined to a negative $0.1 million, or -2%, in the 2015 period as compared to a positive gross margin of $1.2 million or 24% recognized in the 2014 period. The gross margins recognized on product sales include both direct material and labor costs associated with each unit produced along with the absorption of indirect manufacturing overhead costs that are allocated to the units produced. Exclusive of indirect overhead costs, product sales during the first quarter of 2015 contributed a positive direct margin of $1.7 million or 24%. Included in indirect overhead costs for the first quarter of 2015 were normalized overhead costs of $1.5 million and incremental overhead costs of $0.4 million. Certain factors that provided downward pressure on the Company’s product margins in 2015, partially driven by the level of new customers secured, included: (i) incremental costs associated with new customer specifications, training and field support, new supplier development, fees to expedite movement of parts and materials to meet delivery deadlines, and continued refinement of the manufacturing process, (ii) volume and promotional price incentives provided to certain customers, and (iii) change in product mix.
Certain of these incremental costs were incurred to mitigate supplier driven delays that the Company encountered. The Company is in the process of implementing actions that it believes will significantly reduce future risks and incremental costs associated with potential supplier delays. Additionally, the Company expects that a greater share of future sales will be from existing or higher-volume customers resulting in a reduced level of customer specification costs as a percent of overall system revenues. Finally, the Company offered promotional and volume pricing incentives to certain customers as part of this early adoption environment and expects these incentives to decrease in the future along with higher pricing levels on its next generation systems.
Although the Company’s gross margins have been negatively impacted by these dynamics and certain incremental costs, the Company did realize a continuing reduction in the per unit direct material and manufacturing costs for its fuel module products in the first quarter of 2015 compared to the cost levels recognized in the third and fourth quarters of 2014. The Company expects these incremental production costs will continue to decline over the course of 2015 as it further refines its processes and realizes higher volume levels, which the Company anticipates will result in improved gross product margins in future periods.

Contract Services & Licensing Fees
Contract engineering services revenue in the first quarter of 2015 came primarily from engineering services associated with a hydrogen tank development program with an automotive OEM alliance that commenced in September 2014 and a plug-in hybrid electric vehicle (PHEV) software development program with Fisker Automotive and Technology Group (Fisker) that commenced in November 2014. The Company also recognized $0.6 million of software license fees in the 2015 period associated with the Fisker contractual arrangements to support the re-launch of the Karma vehicle line and the planned Atlantic vehicle line.
These contract engineering services and software license fees in 2015 partially offset the decline in CNG fuel storage development activities that were recognized in the first quarter of 2014, primarily related to services provided to Advanced Green Innovations, LLC and its affiliate, ZHRO Solutions LLC (collectively "AGI"), and for services to General Motors under the Chevy CNG Impala program. The CNG fuel storage development programs with AGI are for the design, development and validation of a complete packaged CNG fuel storage and delivery system for aftermarket conversions of heavy and medium-duty trucks. Activities under these AGI programs were suspended by AGI in the fall of 2014 and remain on hold due to AGI’s liquidity constraints. The CNG Impala fuel storage program transitioned to a production program in the fall of 2014.
The cost of customer funded development services and licensing related activities are reported as costs of contract services. Gross margins realized on these revenue streams improved in the 2015 period to 59% as compared to gross margins of 40% in the 2014 period, primarily due to the relatively low level of costs associated with revenues from software licensing fees.

Operating Expenses
The operating results include research and development expenses associated with internally funded engineering development programs. The expenses for these programs were $1.9 million in the first quarter of 2015, compared to $1.5 million in the first quarter of 2014. Internally funded research and development in 2015 primarily relates to efforts to advance CNG tank and fuel storage module technologies. The Company continued to make investments during the first quarter of 2015 to advance its existing fuel storage system product offerings and expects to launch a next-generation high-capacity BOC storage system near the end of the third quarter of 2015 that it believes will provide the highest storage capacity and lightest weight per diesel gallon equivalent of any BOC system currently available in the industry. These new systems will incorporate the Company’s large-diameter Q-LiteTM CNG storage tanks.
Selling, general and administrative costs of continuing operations amounted to $2.5 million and $2.6 million for the first quarters of 2015 and 2014, respectively, of which $1.6 million and $1.7 million was recognized in the Corporate operating segment for those periods, respectively, and the remaining costs were recognized in the Fuel Storage & Systems operating segment.

Renewable Energy Segment - held for sale
As previously announced, the Company is in the process of selling the assets of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and is actively pursuing buyers for the remaining business operations. Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The Renewable Energy segment reported a net income after taxes of $0.3 million in the first quarter of 2015, as compared to net loss after taxes of $0.1 million in the first quarter of 2014.
Net income reported for discontinued operations includes the recognition of $0.7 million of revenue from energy sales in the first quarter of 2015, as compared to $0.9 million in the first quarter of 2014. Operating expenses in the first quarter of 2015 were $0.1 million, as compared to $0.6 million in the same period in 2014. Operating expenses in the prior year period include $0.4 million of charges associated with asset impairments resulting from declines in estimated fair values of certain assets held for sale. Interest on debt obligations amounted to $0.3 million for the first quarters of both 2015 and 2014.

Non-Reporting Segment Results
Interest Expense. Interest expense decreased to $0.4 million in the first quarter of 2015, as compared to $0.8 million in the same period in the prior year. Just over half of the expense recognized in both periods relates to non-cash imputed interest associated with equity-linked features of outstanding convertible notes that the Company issued in September 2013.
Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of the Company’s common stock represents the primary underlying variable that impacts the value of the derivative instruments. The loss recognized during the prior year first quarter in 2014 was primarily associated with derivative liabilities related to warrants that were issued in October 2006. The October 2006 warrants expired in April 2014 and as a result, the level of derivative liabilities declined substantially thereafter and the Company does not expect to recognize significant unrealized gains or losses on derivative instruments in the foreseeable future.

Operating and Net Loss - First Quarter
The Company reported operating losses for its continuing operations of $3.2 million and $1.6 million for the first quarters of 2015 and 2014, respectively. The decline in 2015 mainly resulted from the lower gross margins realized on product shipments in the current year.
The Company reported net losses of $3.3 million and $3.2 million for the first quarter of 2015 and 2014, respectively.

Balance Sheet and Capital Resources
For its continuing operations, the Company had working capital of $13.1 million (defined as current assets less current liabilities) as of March 31, 2015, which includes $4.5 million of outstanding borrowings under its revolving line of credit that is classified as a current liability.

Financial Tables
The Company’s condensed consolidated financial information for the three month periods ended March 31, 2015 and 2014 is as follows:

	Three Months Ended March 31,
	2015	2014
	unaudited	unaudited
Statements of Operations:
Revenues	$9,198,114	$7,954,873
Cost of revenues	8,061,214	5,532,742
Gross margin	1,136,900	2,422,131

Operating Expenses:
Research and development	1,878,893	1,500,221
Selling, general and administrative	2,468,293	2,555,455
Total operating Expenses	4,347,186	4,055,676
Operating loss	(3,210,286)	(1,633,545)

Other income (expense):
Interest expense, net	(414,146)	(776,121)
Fair value adjustments of derivative instruments, net	(3,000)	(739,920)
Loss from continuing operations before income taxes	(3,627,432)	(3,149,586)
Income tax expense	—	(1,600)
Loss from continuing operations	(3,627,432)	(3,151,186)
Income (loss) from discontinued operations, net of taxes	285,803	(51,047)
Net loss attributable to stockholders	$(3,341,629)	$(3,202,233)

Per share data - basic and diluted:
Loss from continuing operations	$(0.14)	$(0.16)
Loss from discontinued operations	0.01	—
Net loss attributable to stockholders	$(0.13)	$(0.16)

Weighted average shares outstanding -
Basic and diluted	25,372,921	20,144,062

Cash Flow Information (1):
Net cash used in operating activities	$(5,498,626)	$(3,577,077)
Net cash used in investing activities	$(189,038)	$(2,521,589)
Net cash provided by financing activities	$10,013,690	$16,030,853

(1)	The cash flow information includes Schneider Power for the periods presented.

	March 31, 2015	December 31, 2014
	unaudited

Balance Sheet Information:
Continuing operations:
Cash and cash equivalents	$8,420,022	$4,103,841
Working capital	$13,123,859	$5,491,062
Total assets	$51,333,558	$48,514,515

Debt obligations, current & non-current:
Principal and accrued interest	$16,654,957	$16,858,841
Debt discounts	(4,414,533)	(4,628,439)
Total debt obligations	$12,240,424	$12,230,402

Discontinued Operations:
Cash and cash equivalents	$367,658	$392,045
Total assets	$21,195,300	$23,161,999
Total liabilities	$18,617,446	$20,644,484

Total stockholders' equity	$30,773,058	$23,604,932

Common shares issued and outstanding	27,878,545	23,276,264

Financial Results Call Scheduled:
The financial results conference call will be held on Tuesday, May 5, 2015 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call 800-207-9287 and provide the Conference ID #36735271, approximately ten minutes prior to the starting time. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the earnings call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406, using Conference ID #36735271. The playback will be available until 8:59 p.m. Pacific Time on May 7, 2015. The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces innovative, advanced, and light-weight compressed natural gas storage tanks, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our revenue growth in 2015, the amount of expenses we will incur related to our systems strategy and the impact it will have on our product margins in the future, and our intent to sell the remaining assets of Schneider Power Inc. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Risk factors include the cancellation of orders, the acceptance of the Company's products, the anticipated timing of new product releases, receipt of follow-on and/or higher volume orders in future periods, introduction of competing fuel systems with higher storage capacity and/or lighter weight per DGE than the Company’s next generation back-of-cab system, the Company’s ability to reduce price incentives and charge a higher price for its next generation fuel systems, our ability to find a buyer for Schneider Power’s remaining assets at a price and on terms acceptable to us, and other risk factors that the Company discloses in its filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email: ir@qtww.com

2015 Quantum Fuel Systems Technologies Worldwide, Inc.

Quantum Headquarters & Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600